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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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For: MOBILEMEDIA CORPORATION
Media Contact: Krista Grossman -- 212/484-7760
Investor Contact: Laura Wilker -- 201/462-4959


                         MOBILEMEDIA ENTERS INTO
               LONG - TERM SUPPLY AGREEMENT WITH MOTOROLA
                              ------------
                  COMPANY GAINS ACCESS TO DiP FINANCING
                              ------------
              JOSEPH BONDI NAMED CHAIRMAN - RESTRUCTURING
                              ------------
              RONALD GRAWERT NAMED CHIEF EXECUTIVE OFFICER

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RIDGEFIELD PARK, NEW JERSEY, FEBRUARY 10, 1997 -- MobileMedia Corporation
[Nasdaq: MBLMQ] announced today that it has entered into supply agreements with certain key suppliers, including Motorola, Inc., Glenayre Electronics, Inc., NEC and Panasonic, and that the Company's request to pay the pre-petition claims of each of these key suppliers was approved by the bankruptcy court on February 6, 1997. The Company stated that it has paid the pre-petition claims of each of these suppliers.

The Company said that it has placed orders with Motorola, the Company's largest supplier of pagers, and Glenayre, the Company's largest supplier of intrastructure equipment, and that Motorola and Glenayre will commence shipping product shortly.

The Company has entered into a debtor-in-possession ("DiP") loan agreement with The Chase Manhattan Bank, as agent, that will provide the Company with up to $200 million of DiP financing. The Company's agreements with Motorola, Glenayre and the other key suppliers satisfied one of the conditions under the DiP agreement, and the Company can now borrow up to $70 million under the DiP facility, of which it has used $48 million to pay the key suppliers, among other things.

A court hearing for final approval of the DiP facility is scheduled for February 19, 1997, and assuming final approval is granted at that hearing, the Company will gain access to an additional $30 million of DiP funds for a total of $100 million. The remaining $100 million of DiP funds will become available on May 1, 1997 when the Company delivers a business plan by April 15, 1997 that is approved by the banks' financial advisor.

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The Company also announced two management additions. Joseph A. Bondi has been named Chairman - Restructuring and Ronald R. Grawert has been named Chief Executive Officer, both effective immediately. Mr. Bondi is a Managing Director with Alvarez & Marsal, a turnaround consulting firm, and has worked with MobileMedia as a consultant since December 1996. Mr. Bondi has also been involved in the turnarounds of other companies, including Phar-Mor, Inc., the drug store chain, and Republic Health Corporation.

Mr. Bondi said: "While a major step forward was taken with the chapter 11 filing, significant work remains to address MobileMedia's financial and operational challenges. Reaching an agreement with Motorola was a key objective in our filing for chapter 11 protection. With that accomplished and having gained access to interim financing, we can now turn our attention to developing an operational turnaround plan."

Mr. Grawert was previously Executive Vice President - Operations of GTE Mobilnet responsible for the field operations of the cellular operating company of GTE Corporation. Prior to that, he held the position of Vice President - Technology for GTE Telecommunications and Services, the non-regulated businesses of GTE including the cellular operations. Mr. Grawert is also the Chairman of the Board of Directors of the Telecommunications Industry Association.

Mr. Grawert said: "I joined MobileMedia because I believe strongly in the future of the company and the exciting opportunities in the wireless messaging industry. MobileMedia has a solid customer base and excellent technological infrastructure. I look forward to working with Joe Bondi and the rest of the management team to achieve our objective of making MobileMedia a stronger, more competitive company."

David A. Bayer has been Acting Chief Executive Officer since November 1996 and will remain as Chairman of the Board of Directors. Mr. Bayer said, "I am delighted that we are putting in place the senior members of the turnaround team and that we have been able to attract a leader in the wireless industry of Ron Grawert's stature."

MobileMedia is the second largest provider of paging and personal communciations services in the United States, offering local, regional and nationwide coverage to approximately 4.4 million subscribers in all 50 states, Canada and the Caribbean. The Company operates two one-way nationwide networks and owns two nationwide narrowband PCS licenses.

The agreement relating to the DiP facility and the agreements with Motorola, Glenayre and the other key suppliers are publicly available through the bankruptcy court. Statements contained in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The "Risk Factors" and cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the Company's 1995 10-K filing with the Securities and Exchange Commission.

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